Exhibit–(e)(2)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into by and between PERMANENT PORTFOLIO FAMILY OF FUNDS, a Delaware statutory trust (“Trust”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (“Distributor”), and PACIFIC HEIGHTS ASSET MANAGEMENT, LLC, a California limited liability company and the investment adviser to the Trust (“Adviser”).

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (“Transaction”) that is expected to close on or about March 31, 2020 (“Closing Date”).

Effective as of the Closing Date, the Trust, on behalf of each of its series thereof (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement by and between the parties effective as of September 23, 2016, as amended (“Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by: (i) the Funds’ board of trustees; or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event, the continuance is also approved by a majority of the Funds’ trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least 60 days’ written notice by the Funds’ board of trustees, by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by the Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC		PERMANENT PORTFOLIO FAMILY OF FUNDS (on behalf of each of the Funds individually and not jointly)

By:	/s/ Richard J. Berthy	By:	/s/ Michael J. Cuggino
	Richard J. Berthy, President		Michael J. Cuggino, President

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

		By:	/s/ Michael J. Cuggino
Michael J. Cuggino, President